CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Form N-4 of (1) our report dated April 20, 2007 relating to the financial statements of Separate Account No. 4 of AXA Equitable Life Insurance Company for the year ended December 31, 2006, (2) our report dated April 20, 2006 relating to the financial statements of Separate Account Nos. 191, 200 and 206 of AXA Equitable Life Insurance Company for the year ended December 31, 2006 and (3) our report dated March 15, 2007 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2006. We also consent to the references to us under the headings "Condensed financial information" and "Custodian and independent registered public accounting firm" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
New York, New York
April 24, 2007